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                             Articles of Association

                                       of

                          Freedom Chemical Diamalt GmbH

________________________________________________________________________________

                                       1.

                         Business Name, Registered Seat

(1)   The business name of the company shall be:

            Freedom Chemical Diamalt GmbH.

(2)   The registered seat of the company shall be Munich.

                                       2.

                             Objects of the Company

(1) The object of the company shall be the acquisition of the business of Diamalt GmbH i.K., Munchen (HRB 91647), and of interests in companies within the Diamalt Group as well as the holding and management of these interests. The company may also produce and market chemical and pharmaceutical products, especially on the basis of organic substances for technological application and for the use in the food, textile and feeding stuff industries, of delicate chemical substances and substances for the pharmaceutical industry as well as organic proteins.

(2) The company shall further be entitled to carry on all business directly or indirectly intended to serve the objects of the company.

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                                       3.

                                  Share Capital

(1) The share capital of the company amounts to DM 2,000,000 (in words: German Marks two million).

(2) The share capital and a premium of DM 10,000,000 have been fully paid up in cash.

                                       4.

                            Directors, Representation

(1)   The company shall have one or several directors.

(2)   Should only one director be appointed, he shall represent the company alone. Should several directors be appointed, the company shall be represented by two directors acting jointly or by one director acting in conjunction with an authorized representative (Prokurist).

(3) The general meeting may grant directors the right of sole representation and exempt them from the restrictions of Section 181 BGB (Civil Code). The general meeting may also grant directors exemption from the ban on competition.

(4) The directors shall carry on the business of the company with the due diligence of a businessman in accordance with the law, the articles of association and resolutions of the general meeting. The general meeting


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      may impose, change, amend and revoke guidelines for acts requiring its prior approval.

                                       5.

                   General Meetings, Shareholders' Resolutions

(1) The general meeting will be called for by the director(s), if required, at least once a year. Furthermore, a general meeting has to be called upon the demand of anyone of the shareholders.

(2) The calling of a general meeting shall be in writing, via telefax or telex with a period of at least four weeks, in cases of urgency of at least one week. Neither the day of the invitation nor the day of the general meeting shall be counted. The agenda of the general meeting shall be announced in the invitation.

(3) The general meeting shall have a quorum if 50% of the share capital are present or represented. If there is no quorum, a new general meeting has to be called with the same agenda with a period of 14 days, in urgent cases of three days; this general meeting has a quorum irrespective of the amount of the present or representative share capital. In the invitation to that second general meeting reference has to be made to this fact.

(4) The general meeting is not required, if all shareholders agree in writing to have written resolutions.


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(5)   Each shareholder may be represented or accompanied in a general meeting by another shareholder or a third person belonging to the legal or auditing professions who is under the obligation of professional secrecy. The representative of the shareholder must be authorized by a corresponding power of attorney.


(6) If no other majorities are required by law or by the Articles of Association, the general meeting shall vote by simple majority of the votes cast. Each DM 100 of a share grants one vote, provided that each DM 100 of the shares hold by Freedom Chemical Company grants two votes.

                                       6.

                                 Financial Year

(1)   The financial year shall be the calendar year.

(2) The first financial year shall be a part financial year; it shall begin with the entry of the company in the Commercial Register and end on 31st December thereafter.

                                       7.

             Annual Statements of Accounts, Appropriation of Profits

(1) The annual statement of accounts (balance sheet and profit and loss accounts with notes) and the management report shall be drawn up by the directors, audited by an auditor appointed by the general meeting, and


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      presented to the shareholders within the statutory periods together with the auditors report and the directors' proposed profit appropriation.

(2) The general meeting shall resolve on the appropriation of profits in its free discretion.

                                       8.

                              Disposition of Shares

(1) Any disposal of shares of the company or parts hereof, whether by way of assignment, pledge (except as set forth in subpara. (2) hereof), creation of usufruct or any other method is prohibited.

(2) Notwithstanding the foregoing, a pledge of shares of the company or parts hereof to financial institutions for purposes of securing loans granted by the financial institution or its shareholder and the exercise of the pledgees' remedies thereunder shall not be prohibited and shall not require the consent of the general meeting, provided that the pledgees will not have more than 79% of the total voting rights.

                                       9.

                                    Duration

(1)   The duration of the company is indefinite.


(2)   The company shall be liquidated, if


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      --    bankruptcy or composition proceedings are filed against a
            shareholder or the application is denied for lack of assets, or

      --    a shareholder terminates his shareholding in the company.

                                      10.

                            Provision of Competition

The shareholders are not subject to a prohibition of competition. This also applies for a dominant shareholder. With the approval of a general meeting, the shareholders will enter into separate differential agreements regarding the elimination of their business involving the object of the company.

                                       11.

                                   Publication

The publications of the company will be made in the Federal Gazette only.


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